EXHIBIT 99.1

Emclaire Financial Corp Reports Quarterly Earnings

EMLENTON, Pa., Oct. 21, 2016 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $1.1 million, or $0.49 per common share for the three months ended September 30, 2016 compared to $1.5 million, or $0.70 per common share for the same period in 2015.  Net income available to common shareholders for the nine-month period ended September 30, 2016 was $2.8 million, or $1.29 per diluted common share compared to $3.2 million, or $1.63 per diluted common share for the same period in 2015.

The decline in earnings for the quarter and year-to-date periods primarily related to an increase in the provision for loan losses and a decrease in noninterest income.  During the third quarter of 2015, the Corporation recorded an unusual recovery of loan losses of $102,000 related to an improvement in credit quality compared to a provision for loan losses of $168,000 recorded during the third quarter of 2016.  Also during the third quarter of 2015, the Corporation sold certain securities to accommodate loan production and generated $533,000 of net gains, compared to no gains realized during the third quarter of 2016.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are pleased with our results thus far in 2016, including strong balance sheet growth, the successful acquisition and integration of United American Savings Bank (UASB) in April 2016 and the grand opening of our full-service office in Aspinwall, Pennsylvania in August 2016.  In the upcoming quarters, we will be focusing on identifying additional business opportunities in the Pittsburgh market, continuing to expand our loan portfolio, managing operating expenses, and effectively deploying capital to continue profitable growth of our franchise.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $437,000, or 29.2%, to $1.1 million, or $0.49 per common share for the three months ended September 30, 2016 compared to $1.5 million, or $0.70 per common share, for the same period in 2015.  The decrease in net income primarily resulted from increases in the provision for loan losses and noninterest expense of $270,000 and $567,000, respectively, and a decrease in noninterest income of $367,000, partially offset by an increase in net interest income of $579,000 and decreases in the provision for income taxes and preferred stock dividends of $163,000 and $25,000, respectively.

Noninterest income decreased $367,000, or 26.6%, to $1.0 million for the quarter ended September 30, 2016 from $1.4 million for the same period in 2015.  This decrease primarily resulted from a $533,000 decrease in net gains on the sale of securities.  During the three months ended September 30, 2015, the Corporation sold certain securities to accommodate loan production and generated $533,000 of net gains.  During the three months ended September 30, 2016, the Corporation did not realize any securities gains, but did recognize $121,000 in gains on loans sold to the Federal Home Loan Bank of Pittsburgh (FHLB).  Absent these security and loan sale gains, the Corporation’s noninterest income would have increased $45,000, or 5.3%, to $891,000 for the quarter ended September 30, 2016 from $846,000 for the same period in 2015.

The provision for loan losses increased $270,000 to $168,000 for the quarter ended September 30, 2016 from a $102,000 recovery for the same period in 2015.  The provision for loan losses recorded in the third quarter of 2016 reflects a level of expense that is typically experienced by the Corporation. The $102,000 recovery recognized during the third quarter of 2015 resulted from a general improvement in economic factors and historical loss ratios of the overall loan portfolio and the improvement of two large commercial loan relationships which previously had substantial specific reserves allocated.

Noninterest expense increased $567,000, or 14.4%, to $4.5 million for the quarter ended September 30, 2016 from $3.9 million for the same period in 2015.  The increase primarily related to increases in compensation and benefits, premises and equipment expense and other noninterest expense of $256,000, $86,000 and $192,000, respectively, which were primarily driven by the Bank’s two new branch banking offices resulting from the acquisition of UASB and the opening of the new Aspinwall branch.

Net interest income increased $579,000, or 13.1%, to $5.0 million for the quarter ended September 30, 2016 from $4.4 million for the same period in 2015.  The increase in net interest income resulted from an increase in interest income of $981,000, or 19.2%, as the Corporation experienced a $103.0 million increase in the average balance of loans between the quarterly periods.  Partially offsetting the increase in interest income, interest expense increased $402,000, or 58.5%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $83.1 million and $16.7 million, respectively, between the quarterly periods.  The increases in the Corporation’s interest-earning assets and interest-bearing liabilities includes the impact of the aforementioned acquisition of UASB.

CONSOLIDATED YEAR-TO-DATE OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $364,000, or 11.5%, to $2.8 million, or $1.29 per diluted common share, for the nine months ended September 30, 2016, compared to $3.2 million, or $1.63 per diluted common share, for the same period in the prior year.  The decrease in net income primarily resulted from increases in the provision for loan losses and noninterest expense of $201,000 and $1.1 million, respectively, and a decrease in noninterest income of $272,000, partially offset by an increase in net interest income of $1.1 million and a decrease in preferred stock dividends of $75,000 as a result of the redemption of the SBLF preferred stock in September 2015.

Noninterest income decreased $272,000, or 9.1%, to $2.7 million for the nine months ended September 30, 2016 from $3.0 million for the same period in 2015.  This decrease primarily resulted from a $484,000 decrease in net gains on the sale of securities.  During the nine months ended September 30, 2015, the Corporation recorded securities gains totaling $567,000 related to the aforementioned security sales to accommodate loan growth compared to securities gains of $83,000 realized during the nine months ended September 30, 2016.  Additionally, the Corporation recognized $121,000 in gains on loans sold to the FHLB in the current period.  Absent these security and loan sale gains, the Corporation’s noninterest income would have increased $91,000, or 3.7%, to $2.5 million for the nine months ended September 30, 2016 from $2.4 million for the same period in 2015.

The provision for loan losses increased $201,000, or 74.7%, to $470,000 for the nine months ended September 30, 2016 from $269,000 for the same period in 2015.  The provision for loan losses recorded for the nine months ended September 30, 2016 reflects a level of expense that is typically experienced by the Corporation. The lower level of provision for loan losses recorded during the same period in 2015 resulted from a $102,000 recovery of loan losses recorded in the third quarter of 2015 following a general improvement in economic factors and historical loss ratios of the overall loan portfolio and the improvement of two large commercial loan relationships during the third quarter which previously had substantial specific reserves allocated.

Noninterest expense increased $1.1 million, or 9.0%, to $13.0 million for the nine months ended September 30, 2016 from $11.9 million for the same period in 2015.  The increase primarily related to acquisition related costs of $401,000 and increases in compensation and benefits, premises and equipment expense and other noninterest expense of $362,000, $140,000 and $148,000, respectively.

Net interest income increased $1.1 million, or 8.4%, to $14.4 million for the nine months ended September 30, 2016 from $13.3 million for the same period in 2015.  The increase in net interest income resulted from an increase in interest income of $1.9 million, or 12.5%, as the Corporation experienced an $80.4 million increase in the average balance of loans.  Partially offsetting the increase in interest income, interest expense increased $811,000, or 38.1%, as the Corporation’s average balance of interest-bearing deposits and borrowed funds increased $42.7 million and $17.5 million, respectively.  The increases in the Corporation’s interest-earning assets and interest-bearing liabilities includes the impact of the aforementioned acquisition of UASB.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $93.1 million, or 15.5%, to $693.7 million at September 30, 2016 from $600.6 million at December 31, 2015.  Asset growth was driven by increases in loans receivable and cash and equivalents of $78.4 million and $15.3 million, respectively, partially offset by a decrease in investment securities of $10.5 million.  Liabilities increased $90.7 million, or 16.6%, to $638.5 million at September 30, 2016 from $547.8 million at December 31, 2015 due to an increase in customer deposits of $102.7 million, partially offset by a decrease in borrowed funds of $12.0 million.  Loans and deposits acquired from UASB totaled $66.1 million and $72.7 million, respectively, at the time of acquisition in April 2016.

Total nonperforming assets remained low at $3.3 million, or 0.51% of total assets at September 30, 2016 compared to $3.2 million, or 0.54% of total assets at December 31, 2015.

Stockholders’ equity increased $2.4 million, or 4.5%, to $55.2 million at September 30, 2016 from $52.8 million at December 31, 2015.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 8.0% of total assets.  Tangible book value per common share was $20.64 at September 30, 2016, compared to $22.67 at December 31, 2015.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Nine month period
	ended September 30,		ended September 30,
	2016	2015	2016	2015

Interest income	$6,094	$5,113	$17,319	$15,398
Interest expense	1,089	687	2,938	2,127
Net interest income	5,005	4,426	14,381	13,271
Provision for (recovery of) loan losses	168	(102)	470	269
Noninterest income	1,012	1,379	2,734	3,006
Noninterest expense	4,494	3,927	12,975	11,902
Income before provision for income taxes	1,355	1,980	3,670	4,106
Provision for income taxes	297	460	880	877
Net income	1,058	1,520	2,790	3,229
Accumulated preferred stock dividends	-	25	-	75
Net income available to common stockholders	$1,058	$1,495	$2,790	$3,154

Basic earnings per common share	$0.49	$0.70	$1.30	$1.64
Diluted earnings per common share	$0.49	$0.70	$1.29	$1.63
Dividends per common share	$0.26	$0.24	$0.78	$0.72

Return on average assets (1)	0.60%	1.02%	0.57%	0.73%
Return on average equity (1)	7.64%	10.50%	6.87%	8.24%
Return on average common equity (1)	7.64%	11.31%	6.87%	8.89%
Yield on average interest-earning assets	3.82%	3.77%	3.86%	3.83%
Cost of average interest-bearing liabilities	0.85%	0.67%	0.83%	0.69%
Cost of funds	0.68%	0.52%	0.66%	0.54%
Net interest margin	3.15%	3.28%	3.22%	3.32%
Efficiency ratio	71.92%	71.23%	73.26%	72.39%
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(1) Returns are annualized for the three and nine month periods ended September 30, 2016 and 2015.

CONSOLIDATED BALANCE SHEET DATA:		As of	As of
		9/30/2016	12/31/2015

Total assets		$693,672	$600,595
Cash and equivalents		26,804	11,546
Securities		102,463	112,981
Loans, net		508,241	429,891
Deposits		592,600	489,887
Borrowed funds		37,250	49,250
Stockholders' equity		55,216	52,839

Book value per common share		$25.73	$24.64
Tangible book value per common share		$20.64	$22.67

Net loans to deposits		85.76%	87.75%
Allowance for loan losses to total loans		1.07%	1.20%
Nonperforming assets to total assets		0.51%	0.54%
Earning assets to total assets		93.57%	93.52%
Stockholders' equity to total assets		7.96%	8.80%
Shares of common stock outstanding		2,146,308	2,144,808

CONTACT:

William C. Marsh
Chairman, President and
Chief Executive Officer

Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com